Exhibit 10.1
2009 LONG TERM INCENTIVE AWARD PROGRAM FOR OFFICERS
RRI ENERGY, INC. 2002 LONG-TERM INCENTIVE PLAN
1. 2009 Program. This 2009 Long Term Incentive Award Program for Officers (“Program”) has been adopted by the Compensation Committee (“Committee”) of the Board of Directors of RRI Energy, Inc. (the “Company”) pursuant to and subject to the terms and conditions of the RRI Energy, Inc. 2002 Long Term Incentive Plan (“Plan”). Awards under this Program will be made under the 2009 Long Term Incentive Award Agreement (“Agreement”) attached hereto as Exhibit A.
2. Objectives. The Program is intended to provide incentives to a group of officers who can make a significant contribution to the Company’s strategic objectives.
3. Relationship to the Plan. This Program is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any. To the extent any provision herein conflicts with the express terms of the Plan, the terms of the Plan will control.
4. Definitions. Except as defined in the Agreement, capitalized terms have the same meanings ascribed to them under the Plan.
5. Eligibility and Participation. The Committee or its delegate will designate the Employees who will participate in this Program and will determine individual awards which will be memorialized in an Agreement with each Participant.
6. Awards. Awards will consist of Restricted Stock Units and Cash Units.
7. Vesting.
(a) Unless earlier forfeited or satisfied in accordance with Section 6 of the Agreement, Awards will vest as provided in the Agreement.
(b) In the event a Participant is no longer an employee of the Company for any reason on the Vesting Date, all unvested Awards will be forfeited immediately after termination.
8. Change in Control. In the event of a Change in Control, all Awards will vest immediately and will be settled by a cash payment as provided in the Agreement.
9. Effective Date. This Program is effective as of and the Grant Date is June 19, 2009.

RRI ENERGY, INC.
By:	/s/ Karen D. Taylor
Karen D. Taylor
Senior Vice President

EXHIBIT A
RRI ENERGY, INC.
2002 LONG TERM INCENTIVE PLAN
2009 LONG TERM INCENTIVE AWARD AGREEMENT
Pursuant to this award agreement (the “Agreement”), as of June 19, 2009, RRI Energy, Inc. (the “Company”) hereby grants to «LEGAL» (the “Participant”), «stock_units» Restricted Stock Units and «cash_units» Cash Units. The number of units is subject to adjustment as provided in Section 15 of the RRI Energy, Inc. 2002 Long Term Incentive Plan (the “Plan”), subject to the terms, conditions and restrictions described in the Plan and in this Agreement.
1.	Relationship to the Plan; Definitions.
(a)
This grant of Restricted Stock Units and Cash Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee and are in effect on this date. If any provision of this Agreement conflicts with the express terms of the Plan, the terms of the Plan control and, if necessary, the applicable provisions of this Agreement are deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant also include the heirs or other legal representatives of the Participant or the Participant’s estate.

(b)	Except as defined herein, capitalized terms have the same meanings as under the Plan.
Cash Unit means a Cash Award with each unit equal to the Fair Market Value of one share of Common Stock on the Vesting Date.
Employment means employment with the Company or any of its subsidiaries.
Restricted Stock Units means a Stock Award in units denominated in shares of Common Stock.
Vesting Date means June 19, 2012.
2.
Account. This grant of Restricted Stock Units and Cash Units will be implemented by a credit to a bookkeeping account maintained by the Company evidencing the accrual in favor of the Participant of the unfunded and unsecured right to receive the Restricted Stock Units and Cash Units granted.

3.
Vesting and Forfeiture. Unless earlier forfeited under this Section 3, the Restricted Stock Units and Cash Units vest as of the Vesting Date. If the Participant’s Employment is terminated for any reason prior to the Vesting Date, the Restricted Stock Units and Cash Units will be forfeited immediately after termination.

EXHIBIT A
4.
Payment of Restricted Stock Units. Upon the vesting of Participant’s right to receive Restricted Stock Units, a number of shares of Common Stock equal to the number of vested Restricted Stock Units will be registered in the Participant’s name as soon as practicable after the Vesting Date, but in no event later than March 15 of the year immediately following the year during which vesting occurs. The Company will have the right to withhold applicable taxes from any such payment or from other compensation payable to the Participant at the time of such vesting and delivery pursuant to Section 12 of the Plan.

5.
Payment of Cash Units. Upon the vesting of Participant’s right to receive Cash Units, the Cash Units will be settled by a cash payment to the Participant as soon as practicable after the Vesting Date, but in no event later than March 15 of the year immediately following the year during which vesting occurs. The Company will have the right to withhold applicable taxes from any such payment or from other compensation payable to the Participant at the time of such vesting and delivery pursuant to Section 12 of the Plan.

6.
Cash Payment Upon a Change of Control. Notwithstanding anything herein to the contrary, upon or immediately prior to the occurrence of any Change of Control of the Company prior to the Vesting Date, Participant’s right to receive Restricted Stock Units and Cash Units will vest and will be settled by a cash payment to Participant equal to the product of (i) the Fair Market Value per share of Common Stock on the date immediately preceding the date on which the Change of Control occurs and (ii) the total number of Restricted Stock Units and Cash Units granted. Such cash payment will satisfy the rights of Participant and the obligations of the Company under this Agreement in full.

7.
Notices. For purposes of this Agreement, notices and all other communications must be in writing and will be deemed to have been given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at 1000 Main St., Houston, TX 77002, and to the Participant at the address on record for the Participant in the Company’s human resources department or to such other address as either party may furnish to the other in writing in accordance with this Section 7.

8.	Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Participant, the Company and their respective permitted successors and assigns.
9.
No Employment Guaranteed. Nothing in this Agreement gives the Participant any rights to (or imposes any obligations for) continued employment by the Company or any Subsidiary thereof or successor thereto, nor does it give those entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

EXHIBIT A
10.
Shareholder Rights. The Participant shall have no rights of a shareholder with respect to the Restricted Stock Units unless and until the Participant is registered as the holder of shares of Common Stock representing the Restricted Stock Units on the records of the Company.

11.	Section 409A of the Code. It is intended that this Agreement and any Awards under this Agreement satisfy the short-term deferral exclusion under Section 409A of the Code.

RRI ENERGY, INC.
/s/ Karen D. Taylor
Karen D. Taylor
Senior Vice President

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